PRESS RELEASE
FOR IMMEDIATE RELEASE

Diatect Begins Shipments of Results Fireant Product to Major National Retailer

Heber, UT, December 28, 2004 — Diatect International Corporation (OTC Bulletin Board: DTCT) WKN: 913540 Symbol: DI8.FSE (Frankfurt) DI8.BER (Berlin) announced today that a national retailer has ordered and received its first shipments of Results Fireant product for retail sale in Texas, Florida, Louisiana and Arkansas stores.

Dave Andrus, interim chairman, president and CEO, said, “We are on track with this major retailer in many of its stores. We have already received a number of re-orders. We hope this is the start of a long-standing relationship. We are particularly pleased with the early re-orders, which suggests that the Results product is making a solid early impression with consumers.”

About Diatect

Diatect International Corporation is an insect control and natural resource company headquartered in Heber near Salt Lake City. Diatect products are an EPA-labeled new generation of non-toxic insect control products marketed for sustainable and organic food production. The company’s Diatect™ and Results products are sold into the multi-billion dollar agriculture, industrial, home and garden industry worldwide. The Results line for fire ant, tomato and garden, pet powder and indoor markets is packaged for the over-the-counter market and consumer use.

An investment profile on Diatect may be found on the website http://www.hawkassociates.com/diatect/profile.htm.

For further information, contact Diatect International Shareholder Services at (435) 654-4370, e-mail: shareholderservices@diatect.com, or Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 852-2383, e-mail: info@hawkassociates.com. Detailed information about Diatect International Corporation can be found on the website http://www.diatect.com. Copies of Diatect press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found on the website http://www.hawkassociates.com/diatect.

This announcement includes forward-looking statements that involve risk and uncertainties. While these statements are made to convey to the public Diatect’s progress, business potential and growth prospects, readers are cautioned that such forward-looking statements represent management’s opinion. Such statements are made based upon current expectations that are subject to risk and uncertainty. In particular, management’s estimates of future revenue amounts and timing are based upon product delivery schedules, which may be subject to unforeseen delays. Diatect does not undertake to update forward-looking statements in this news release to reflect actual results of its marketing plan and changes in assumptions or changes in other factors affecting such forward-looking information.